Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

TENGASCO, INC.,

 ANTMAN SUB, LLC,

and

RILEY EXPLORATION – PERMIAN, LLC

Dated as of October 21, 2020

TABLE OF CONTENTS

i

v

EXHIBITS

Exhibit A	Second Amended and Restated Certificate of Incorporation of Tengasco, Inc.

Exhibit B	Second Amended and Restated Bylaws of Riley Exploration Permian, Inc.

Exhibit C	Amended and Restated Certificate of Formation of Surviving Company

Exhibit D	Substitute Award Agreement

Exhibit E	Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan

Exhibit F	Form of Change of Control and Severance Agreement

Exhibit G	CR Insurance Policy Requirements

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of October 21, 2020, by and among Riley Exploration – Permian, LLC, a Delaware limited liability company (the “Company”), Tengasco, Inc., a Delaware corporation (“Parent”), and Antman Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub,” together with the Company and Parent, hereinafter collectively referred to as the “Parties” and individually a “Party”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, each of Parent and the Company intend that Merger Sub be merged with and into the Company, with the Company surviving that Merger (as defined below) on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the members of the Company and declared advisable and approved this Agreement and the execution, delivery and performance of this Agreement, the transactions contemplated hereby, including the Merger, in each case, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”); (b) resolved to recommend that the Company’s members approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger; and (c) directed that the approval and adoption of this Agreement and the Merger be submitted for adoption and approval by the Company’s members;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of the Parent and Parent’s stockholders and declared advisable and approved this Agreement and the execution, delivery and performance of this Agreement, the transactions contemplated hereby, including the Merger, the issuance of shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) in connection with the Merger, as contemplated by this Agreement (the “Parent Stock Issuance”), the second amended and restated certificate of incorporation in the form attached hereto as Exhibit A (the “Parent Charter Amendment”), the second amended and restated bylaws of Parent in the form attached hereto as Exhibit B (the “Parent Bylaw Amendment”), and the REP 2021 LTIP in the form attached hereto as Exhibit E; (b) resolved to recommend that Parent’s stockholders approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment and the REP 2021 LTIP; and (c) directed that the approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment and the REP 2021 LTIP be submitted for adoption and approval by Parent’s stockholders;

WHEREAS, the Board of Managers of the Merger Sub (the “Merger Sub Board”) has unanimously: (i) determined that it is in the best interests of the Merger Sub and the sole member of the Merger Sub and declared advisable and approved this Agreement and the execution, delivery and performance of this Agreement, the transactions contemplated hereby, including the Merger, in each case, in accordance with the DLLCA, (ii) resolved to recommend that Merger Sub’s sole member approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iii) directed that the approval and adoption of this Agreement and the Merger, be submitted for adoption and approval by the sole member of Merger Sub;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Merger and the Parent Stock Issuance in connection with the Merger as contemplated by this Agreement be treated as an exchange to which Section 351 and Section 1032 of the Internal Revenue Code of 1986, as amended (the “Code”), apply; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.01       The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate existence of Merger Sub will cease; and (c) the Company will continue its existence under the DLLCA as the surviving limited liability company in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Company”).

Section 1.02       Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the Parties. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03       Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04       Effects of the Merger. The Merger shall have the effects specified in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 1.05       Organizational Documents of the Surviving Company. At the Effective Time: (a) the certificate of formation of the Surviving Company shall be amended and restated so as to read in its entirety as set forth in Exhibit C, and, as so amended and restated, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, except that references to Merger Sub’s name shall be replaced with references to the Surviving Company’s name, until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company, or as provided by applicable Law.

Section 1.06       Surviving Company Governance. The Parties shall take all necessary actions so that, from and after the Effective Time, the managers and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

Section 1.07       Parent Governance. Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall take all such action, including through action of the Parent Board, as may be necessary so that, immediately after the Effective Time, the directors of Parent shall consist of five directors, as follows (i) one director who shall be designated by Parent (the “Parent Designated Director”) and who shall be Michael J. Rugen, (ii)  three directors who shall be designated by the Company (the “Company Designated Directors”) and who shall be Bobby D. Riley, Bryan H. Lawrence and Philip Riley, and (iii) an independent director nominee who is expected to qualify and serve as the audit committee financial expert.  Following the initial terms of the Parent Designated Director and the Company Designated Directors, respectively, the election of directors to the Parent Board shall be subject to the vote of the stockholders of Parent in accordance with its Charter Documents. The Parties shall take all necessary actions so that, from and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of Parent until their successors have been duly appointed and qualified or until their earlier termination, death or resignation.

ARTICLE II
EFFECT OF THE MERGER ON COMPANY UNITS

Section 2.01       Effect of the Merger on Company Common Units and Merger Sub Common Units. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)        Cancellation of Certain Company Common Units. Each common unit of the Company (the “Company Common Units”) that is owned by the Company (in treasury or otherwise), including those set forth in Section 3.02(a) of the Company Disclosure Schedules, or any of its direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Units”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)        Conversion of Company Common Units. Each Company Common Unit issued and outstanding immediately prior to the Effective Time (other than Cancelled Units) will be converted into the right to receive: (i) 97.796467 (the “Exchange Ratio”) shares of Parent Common Stock (together with any cash to be paid in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e), the “Merger Consideration”); and (ii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Company Common Units in accordance with Section 2.02(g).

(c)         Cancellation of Company Common Units. At the Effective Time, all Company Common Units will no longer be outstanding and all Company Common Units will be cancelled and retired and will cease to exist, and each holder of any book-entry units which immediately prior to the Effective Time represented Company Common Units (each, a “Book-Entry Unit”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (including any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e)), and (B) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Company Common Units in accordance with Section 2.02(g).

(d)         Conversion of Merger Sub Common Units. Each common unit of Merger Sub (“Merger Sub Common Units”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable common unit of the Surviving Company with the same rights, powers, and privileges as the units so converted and shall constitute the only outstanding securities of the Surviving Company. From and after the Effective Time, all certificates (if any) representing units of Merger Sub Common Units shall be deemed for all purposes to represent the number of common units of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(e)         Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Units pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Common Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Common Units exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Book-Entry Units, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the NYSE American on the last complete trading day prior to the date of the Effective Time.

Section 2.02        Exchange Procedures.

(a)        Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Book-Entry Units. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Units may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Units in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)        Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Common Units at the Effective Time, whose Company Common Units were converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Company may reasonably specify) for use in such exchange. Each holder of Company Common Units that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such Company Common Units have been converted pursuant to Section 2.01(b) in respect of the Company Common Units represented by Book-Entry Units, (including any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(e)), and any dividends or other distributions pursuant to Section 2.02(g) upon: receipt of evidence reasonably requested by the Exchange Agent for the surrender of the Book-Entry Units together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Book-Entry Unit. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Book-Entry Unit or Book-Entry Units so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)         Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Company. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Book-Entry Units. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Company, as Parent directs.

(d)         Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Book-Entry Unit  is registered, it shall be a condition to such payment that: (i) such Book-Entry Unit shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Book-Entry Unit or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)         Full Satisfaction. All Merger Consideration paid upon the transfer of Book-Entry Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Units formerly represented by such Book-Entry Units, and from and after the Effective Time, there shall be no further registration of transfers of Company Common Units on the books of the Surviving Company. If, after the Effective Time, Book-Entry Units are presented to the Surviving Company, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Units six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged its Company Common Units for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Common Units for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of Company Common Units two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)        Distributions with Respect to Unsurrendered Company Common Units. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Common Unit until the Book-Entry Unit is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Common Units in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the number of outstanding Company Securities or the Parent Securities shall change including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock (other than a change by reason of (a) the issuance of Company Securities upon the Company Preferred Conversion as set forth in Section 2.07 or (b) the issuance of any Parent Securities under the Parent Stock Option Plan or the Parent 2018 LTIP as set forth in Section 4.02(b)(i)), the Exchange Ratio shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.04       Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Company, as the case may be, made such deduction and withholding.

Section 2.05        Treatment of Equity Compensation.

(a)        Company Restricted Units. The Company and Parent shall take all requisite action so that, at the Effective Time, each Company Common Unit subject to vesting, as listed on Section 3.02(b)(i) of the Company Disclosure Schedules (a “Company Restricted Unit”), that is outstanding under the Company 2018 LTIP in effect immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into Parent Restricted Shares in accordance with this Section 2.05. Immediately prior to the Effective Time, the Company shall pay any retained distributions held with respect to any unvested Company Restricted Units which remain outstanding at such time. Each such Parent Restricted Share shall be issued under the REP 2021 LTIP to be adopted and made effective as of the Effective Time, and subject to the terms and conditions set forth in a substitute award agreement in substantially the form set forth on Exhibit D (the “Substitute Award Agreement”). As of the Effective Time, each holder of Company Restricted Units so assumed and converted will receive that number of whole Parent Restricted Shares equal to the product (rounded down to the nearest whole number) of: (i) the number of Company Restricted Units held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(b)        Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Section 2.05(a).

(c)         Parent Actions. At or prior to the Effective Time, Parent shall (i) take all requisite action so that, at the Effective Time, the REP 2021 LTIP is adopted by the Parent Board and (ii) reserve for future issuance under the REP 2021 LTIP a number of shares of Parent Common Stock at least equal to the number of Parent Restricted Shares that will be subject to Parent Equity Awards as a result of the actions contemplated by this Section 2.05.  As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Equity Awards, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Parent Equity Awards.

Section 2.06       Tax Treatment. For U.S. federal income Tax purposes, the Parties intend that the Merger and the Parent Stock Issuance in connection with the Merger as contemplated by this Agreement be treated as an exchange to which Section 351 and Section 1032 of the Code apply.  Each of the Parties intends that, as a result of the transactions contemplated by this Agreement, the taxable year of the Company shall cease at Closing.  The Parties will comply with the statement and the filing requirements of Treasury Regulations Section 1.351-3.  None of the Parties shall take any position that is inconsistent with the treatment contemplated by this paragraph unless required by applicable law pursuant to a “final determination” pursuant to Section 1313 of the Code. For U.S. federal income Tax purposes, the Parties intend that the conversion of Company Restricted Units (for which no election under Section 83(b) of the Code has been made) to Parent Restricted Shares be treated as an exchange to which Treasury Regulations Section 1.83-1(b)(3) applies.

Section 2.07      Company Preferred Unit Conversion and Cancellation. Immediately prior to the Effective Time, the Company will: (a) cause to be converted all issued and outstanding Company Preferred Units into Company Common Units (the “Company Preferred Conversion”); and (b) pay to the holders of the Company Preferred Units a cash payment equal to the amount of any unpaid dividends accruing between October 1, 2020 and the Closing Date in accordance with the Company Charter Documents in effect on the date hereof.  For the avoidance of doubt, any Company Preferred Units that are not converted into Company Common Units prior the Closing will automatically be cancelled and retired and will cease to exist at the Effective Time, and no consideration will be delivered in exchange therefor.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure schedules (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01        Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)         Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of the Company and each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)         Subsidiaries. Section 3.01(c) of the Company Disclosure Schedules lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Each Subsidiary of the Company is, directly or indirectly, wholly-owned by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens (except for Permitted Encumbrances), including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02        Capital Structure.

(a)         Capital Stock.  As set forth on Section 3.02(a) of the Company Disclosure Schedules, as of the date of this Agreement: (i) (A) 1,529,937 Company Common Units were issued and outstanding (of which, 29,937 have vested under the Company Equity Awards), (B) no Company Common Units were issued and held by the Company in its treasury, and (C) 135,680 Company Common Units were reserved by the Company for issuance under any Employee Incentive Plan of the Company; and (ii) there were (A) 511,695 issued and outstanding Company Preferred Units (the “Company Preferred Units”) and (B) no Company Preferred Units issued and held by the Company in its treasury. All of the outstanding Company Units are, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights, other than those set forth in its Charter Documents. No Subsidiary of the Company owns any Company Common Units.

(b)         Equity Awards.

(i)          As of the date of this Agreement,

(A)         an aggregate of 135,680 Company Common Units were reserved for issuance, but not yet granted under, the Company’s 2018 LTIP; and

(B)         34,512 unvested Company Restricted Units were issued and outstanding.

Section 3.02(b)(i) of the Company Disclosure Schedules sets forth as of the date of this Agreement a list of each Company Equity Award and: (A) the name of the holder of such Company Equity Award; (B) the number of vested or unvested Company Common Units or Company Restricted Units granted pursuant to such Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; and (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof. All Company Common Units subject to issuance under an Employee Incentive Plan of the Company upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)        There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement. Other than the Company Equity Awards and the Company Preferred Units, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt or equity in the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt or equity of (or securities convertible into or exchangeable for equity of) the Company; or (C) restricted equity, restricted equity units, equity appreciation rights, performance equity, profit participation rights, contingent value rights, “phantom” units, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the equity of the Company (including the Company Units), being referred to collectively as “Company Securities”). All outstanding Company Common Units, all outstanding Company Equity Awards, and all outstanding equity, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)        Except as set forth in the Charter Documents of the Company and the Company Equity Awards, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)         Company Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Company Voting Debt”).

(d)         Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03        Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)         Authority. The Company has all requisite power and authority to enter into and to perform its obligations under this Agreement and, subject to the affirmative vote or consent of a majority of the outstanding Company Common Units  (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject to the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)         Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (iv) of Section 3.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) assuming the execution and delivery of the Credit Facility Deliverables pursuant to Section 6.03(d), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Governmental Consents. No Consent of any supranational, national, tribal, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Form S-4, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) and (B) such reports under the Securities Exchange Act of 1934, as amended (“Exchange Act”) as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote of all managers of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s members; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that the approval and adoption of this Agreement and the Merger be submitted to a vote of the holders of the Company Common Units prior to the Closing; and (iv) resolved to recommend that the holders of the Company Common Units approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Company Board Recommendation”).

(e)        Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04        Financial Statements; Undisclosed Liabilities.

(a)        Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at September 30 in each of the years 2019, 2018, and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Company Interim Financial Statements” and together with the Audited Financial Statements, the “Company Financial Statements”) have been delivered to Parent. The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Company Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated in accordance with GAAP. The balance sheet of the Company as of September 30, 2019 is referred to herein as the “Company Balance Sheet” and the date thereof as the “Company Balance Sheet Date” and the balance sheet of the Company as of June 30, 2020 is referred to herein as the “Company Interim Balance Sheet” and the date thereof as the “Company Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)        Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Interim Balance Sheet (including in the notes thereto); (ii) were incurred since the Company Interim Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no intercompany receivables, payables or other Liabilities between the Company, on the one hand, and any Subsidiary of the Company, on the other hand.  There are no intercompany receivables, payables or other Liabilities between any Subsidiary of the Company, on the one hand, and any other Subsidiary of the Company, on the other hand.

(c)          No Insolvency.

(i)          No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

(ii)        Both immediately before the transactions contemplated by this Agreement: (i) the fair value of the Company’s assets would exceed its liabilities (including contingent liabilities); (ii) the present fair saleable value of  the Company’s assets would be greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature; (iii) the Company would be able to pay its liabilities (including contingent liabilities) as they mature; (iv) the Company is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and would not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement. The Company does not intend to incur, and the Company does not believe that it has incurred or will incur as a result of the transactions contemplated by this Agreement, debts beyond the Company’s ability to pay such debts as such debts mature.

(d)          Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 3.05       Compliance; Permits.

(a)         Compliance. The Company and each of its Subsidiaries are, and since the Applicable Date have been, in material compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound except for such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2018  (the “Applicable Date”), neither the Company nor its Subsidiaries has received from any Governmental Entity any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law or Order in any material respect.

(b)         No Insider  Trading. The Company has no Knowledge that any (a) director, manager, or officer of the Company or any of its Subsidiaries, (b) person related to any such director, manager, or officer by blood or marriage and residing in the same household, and (c) person knowingly provided material nonpublic information by any one or more of these persons; has purchased or sold, or caused to be purchased or sold, any shares of Parent Common Stock during any period when such person was in possession of material nonpublic information or in violation of any applicable provision, rule or regulation under the Securities Act or the Exchange Act.

(c)          Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, bonds, letters of credit, exemptions, waivers, certificates, rights, privileges, applications, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06       Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) involves an amount in controversy in excess of $50,000.00; or (b) seeks material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, award, writ, verdict, assessment, decision, injunction, decree, ruling, subpoena or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.07       Brokers. Except as set forth on Section 3.07 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Parent would be liable in connection the Merger.

Section 3.08        Absence of Certain Changes, Events and Conditions. Since the Company Interim Balance Sheet Date:

(a)          there has not been any change, event, development, circumstance, condition, occurrence or effect that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and

(b)          except for this Agreement and the transactions contemplated hereby, Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business.

Section 3.09        Company Material Contracts.

(a)        Section 3.09 of the Company Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) and all Company IP Agreements set forth in Section 3.12(b) of the Company Disclosure Schedules, being “Company Material Contracts”):

(i)          each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)         all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay,” “minimum volume,” “throughput and deficiency” or similar provisions;

(iii)        all Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than Contracts entered into in the ordinary course of business;

(iv)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which the Company or any of its Subsidiaries is a party;

(vi)       all employment agreements with employees and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancellable without material penalty or without more than 14 days’ notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any of its Subsidiaries;

(viii)      all Contracts with any Governmental Entity (“Government Contracts”) to which the Company or any of its Subsidiaries is a party;

(ix)        all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)         any Contracts to which the Company or any of its Subsidiaries is a party that provide for any joint venture, partnership, joint development (including any joint development, exploration, participation or farmout agreement) or similar arrangement by the Company or any of its Subsidiaries;

(xi)        all collective bargaining agreements or Contracts with any Union to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(xii)       any other Contract that is material to the Company or any of its Subsidiaries and not previously disclosed pursuant to this Section 3.09.

(b)         Each Company Material Contract is valid and binding on the Company and its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, nor has it provided or received any notice of any intention to terminate, any Company Material Contract. Complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10        Title to Assets; Real Property.

(a)        The Company  and/or its Subsidiaries have good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Company Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Company Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)         Section 3.10(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of Real Property of the Company or any of its Subsidiaries; (ii) if such property is Leased Real Property of the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each Leased Real Property; and (iii) the current use of such property. With respect to Owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or any of its Subsidiaries acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any of its Subsidiaries and relating to the Owned Real Property. With respect to Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Leased Real Property. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, Permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries. There are no Legal Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11        Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.12        Intellectual Property.

(a)          Section 3.12(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations and, (ii) with the exception of trade secrets and know-how, Company-owned Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)         Section 3.12(b) of the Company Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)         The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company-owned Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)         The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e)         The Company’s rights in the Company-owned Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company-owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company-owned Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          To the Company’s Knowledge, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company and its Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company-owned Intellectual Property.

(g)         There are no Legal Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Company-owned Intellectual Property or the Company’s rights with respect to any Company-owned Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company-owned Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company-owned Intellectual Property.

Section 3.13        Insurance. Section 3.13 of the Company Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Company Insurance Policies”) and true and complete copies of such Company Insurance Policies have been made available to Parent. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Company Insurance Policy. The Company Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Company Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy. The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and its Subsidiaries.

Section 3.14        Environmental Matters.  The representations and warranties set forth in this Section 3.14 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

(a)         To the Company’s Knowledge, the Company and each of its Subsidiaries is currently and has been in material compliance with all Environmental Laws.  Neither the Company nor its Subsidiaries has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          The Company and each of its Subsidiaries has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries (each of which is disclosed in Section 3.14(b) of the Company Disclosure Schedules), except for any Environmental Permits for which failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company and its Subsidiaries through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or its Subsidiaries as currently carried out.

(c)         No real property currently or, to the Company’s Knowledge, formerly owned, operated or leased by the Company or its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)         To the Company’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that has not been fully remediated in accordance with applicable Environmental Law or that would reasonably be expected to give rise to a material Environmental Claim.  Neither the Company nor any of its Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any of its Subsidiaries.

(e)         There are no active or abandoned underground storage tanks owned or operated by the Company or any of its Subsidiaries.

(f)        There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, any of its Subsidiaries and any predecessors as to which the Company or any of its Subsidiaries may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor or any of its Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or its Subsidiaries.

(g)         Neither the Company nor its Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)         The Company has provided or otherwise made available to Parent and listed in Section 3.14(h) of the Company Disclosure Schedules: (i) any and all environmental reports, studies, audits, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any of its Subsidiaries or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any of its Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)        The Company is not aware of, nor does it reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or threatened Release of Hazardous Materials in connection with Company’s or any of its Subsidiaries’ ownership, lease, operation or use of its business or assets that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any of its Subsidiaries as currently carried out.

Section 3.15        Employee Matters.

(a)         Section 3.15(a) of the Company Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any Company ERISA Affiliate has or may reasonably be expected to have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.15(a) of the Company Disclosure Schedules, each, a “Company Benefit Plan”).

(b)         With respect to each Company Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following, as applicable: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Company Benefit Plan; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Company Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other material correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Company Benefit Plan.

(c)         Each Company Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or notification letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company or any Company  ERISA Affiliate or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Company Benefit Plan that are due and payable have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)        Neither the Company nor any Company ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Company Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)         With respect to each Company Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(f)         Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than any accrued benefits or ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)         Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Company Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)         There is no pending or, to the Company’s Knowledge, threatened Legal Action relating to a Company Benefit Plan (other than routine claims for benefits), and no Company Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(i)          There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year, other than changes to benefits coverage as part of Parent’s annual benefits renewal processes. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement.

(j)          Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)         Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan.

(l)        Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.16        Employment Matters.

(a)          Section 3.16(a) of the Company Disclosure Schedules contains a list of all persons who are employees of, or independent contractors or consultants who have been engaged by the Company or its Subsidiaries to provide personal services to, the Company or its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following information, as applicable: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees, independent contractors or consultants of the Company or its Subsidiaries listed on Section 3.16(a) of the Company Disclosure Schedules for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any such compensation, commissions, or bonuses.

(b)         Neither the Company nor any of its Subsidiaries is or has been in the past four years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been in the past four years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been in the past four years, nor, to the Company’s Knowledge, has there been in the past four years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any of its Subsidiaries or any of their employees. Neither the Company nor any of its Subsidiaries has a duty to bargain with any Union.

(c)        The Company and each of its Subsidiaries is and has been in the past four years in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company or its Subsidiaries, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals classified by the Company or its Subsidiaries as independent contractors or consultants are properly classified in all material respects as independent contractors under all applicable Laws. All employees of the Company or its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Legal Actions against the Company or its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company or its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 3.17        Taxes.

(a)         All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All material Taxes showing due and owing by the Company on any Tax Return have been, or will be, timely paid.

(b)          The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party.

(c)          No claim has been made in writing by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)         The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          Section 3.17(f) of the Company Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g)         All material deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)         The Company is not a party to any Legal Action by any taxing authority. There are no pending or threatened Legal Actions by any taxing authority.

(i)         The Company has delivered or made available to Parent copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2016.

(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)         Except as provided in the Charter Documents of the Company, the Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m)       The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the Company is the common parent). The Company has no Liability for Taxes of any Person (other than the Company and its current Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)         The Company is treated as a partnership for U.S. federal income Tax purposes.

(o)         The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(p)         The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)         The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

Section 3.18       Books and Records. The minute books and record books of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the Company or Subsidiary members (as applicable), the Company Board or board of managers of such Subsidiary (as applicable), and any committees of the Company Board or board of managers of such Subsidiary (as applicable), and no meeting, or action taken by written consent, of any such Company or Subsidiary members, Company Board or board of managers of such Subsidiary, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.19       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.20        Oil and Gas Matters.

(a)         Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of September 30, 2019 (the “Company Reserve Report”), (ii) reflected in the Company Reserve Report as having been sold or otherwise disposed of prior to the date hereof or (iii) permitted sales or dispositions after the date hereof in accordance with herewith the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, record or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)        Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(e)        All of the Wells and Injection Wells that were drilled and completed by Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable contracts entered into by the Company or any of its Subsidiaries related to such Wells or Injection Wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells and Injection Wells that were drilled and completed (and plugged and abandoned) by Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)          Neither the Company nor any of its Subsidiaries has received any notice or directive, written or oral, from any Governmental Entity to reduce the volume of fluids injected or disposed of into any Injection Wells that are included in the Oil and Gas Properties or to shut in any such Injection Wells, nor, to the Company’s Knowledge, has any such action by a Governmental Entity been threatened.

(g)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to (i) any area of mutual interest or (ii) any preferential purchase right, right of first offer or refusal, tag right, drag right, purchase option, consent, change of control provision or similar right that would become operative as a result of the Merger or any other transaction contemplated by this Agreement.

(h)        (i) Neither the Company nor its Subsidiaries has ever held, directly or indirectly, any interest in offshore Oil and Gas Properties, including without limitation, operating rights as that term is defined under 30 CFR § 250.1702, and (ii) with respect to all wells, including offshore wells, for which the Company or its Subsidiaries have served as contract operator or operator of record, all drilling, completion, production, plugging and abandonment, and/or decommissioning activities conducted by the Company or its Subsidiaries during the time that the Company or its Subsidiaries served as contract operator or operator of record were conducted in compliance with all applicable oil and gas leases, contracts, and applicable Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)          There are no material imbalances of production from the Oil and Gas Properties of the Company or its Subsidiaries whether required to be disclosed pursuant to GAAP or otherwise.

(j)          There are no Wells of the Company or its Subsidiaries that:

(i)          the Company or its Subsidiaries is obligated by applicable Law or contract to plug and abandon at this time for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Company Financial Statements in accordance with GAAP;

(ii)        the Company or its Subsidiaries will be obligated by applicable Law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Company Financial Statements in accordance with GAAP; or

(iii)       are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the applicable lease and for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Company Financial Statements in accordance with GAAP.

Section 3.21        Derivative Transactions.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)         The Company Financial Statements accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein.

Section 3.22        Regulatory Matters.

(a)        The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)        All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 3.23       No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company or any of its Subsidiaries, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the disclosure schedules (the “Parent Disclosure Schedules”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01        Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)         Organization; Standing and Power. Parent and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing  under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Parent and each of Parent’s Subsidiaries. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)         Subsidiaries. Section 4.01(c) of the Parent Disclosure Schedules lists each of the Subsidiaries of Parent as of the date hereof and its place of organization. Each Subsidiary of Parent is, directly or indirectly, wholly-owned by Parent. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that is owned directly or indirectly by Parent have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens (except for Permitted Encumbrances), including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02        Capital Structure.

(a)         Capital Stock. The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock; and (ii) 25,000,000 shares of preferred stock, of which 10,000 shares are designated as Series A Participating Preferred Stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”). As of the date of this Agreement: (A) 10,684,417 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are fully paid, and non-assessable, and not subject to any pre-emptive rights. Subject to receipt of the Requisite Parent Vote, all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

(b)         Equity Awards.

(i)          As of the date of this Agreement, an aggregate of 257,417 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under an Employee Incentive Plan of the Parent. As of the date of this Agreement, 1,875 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options. Section 4.02(b)(i) of the Parent Disclosure Schedules sets forth as of the date of this Agreement a list of each outstanding Parent Equity Award granted under an Employee Incentive Plan of the Parent and: (A) the name of the holder of such Parent Equity Award; (B) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Parent Equity Award; (D) the date on which such Parent Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Parent Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under an Employee Incentive Plan of the Parent, including the Parent Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.05, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)         Except for an Employee Incentive Plan of the Parent and as set forth in Section 4.02(b)(ii) of the Parent Disclosure Schedules, there are no Contracts to which Parent is a party obligating Parent to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement. Other than the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)      There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any stockholder agreements, voting trusts or other agreements with respect to any Parent Securities or Parent Subsidiary Securities.

(c)        Parent Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d)         Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.03        Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)        Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into and to perform its obligations under this Agreement and, subject to: (i) the adoption of this Agreement by Parent as the sole member of Merger Sub (the “Requisite Merger Sub Vote”); and (ii) the affirmative vote or consent of a majority of the outstanding shares of the Parent Common Stock (the “Requisite Parent Vote”) to the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, the REP 2021 LTIP and the other transactions contemplated by this Agreement, subject to: (i) the Requisite Merger Sub Vote; and (ii) the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)        Non-Contravention. Except as otherwise indicated in Section 4.03(b) of the Parent Disclosure Schedules, the execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) subject to obtaining the Requisite Parent Vote and the Requisite Merger Sub Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (vi) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) assuming the termination of the Parent Credit Facility and Parent PPP Loan contemplated by Section 6.03(c), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Encumbrances) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)         Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing with the Secretary of State of the State of Delaware of (A) the Certificate of Merger and (B) the Parent Charter Amendment; (ii) the filing with the SEC of (A) a Proxy Statement/Prospectus in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, the REP 2021 LTIP and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American; (iv) the other Consents of Governmental Entities listed in Section 4.03(c) of the Parent Disclosure Schedules; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Board Approval.

(i)         The Parent Board, by resolutions duly adopted by a unanimous vote of all directors of Parent and not subsequently rescinded or modified in any way has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment and the REP 2021 LTIP, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP, in each case, upon the terms and subject to the conditions set forth herein, (C) approved the Merger and the other transactions contemplated by this Agreement for purposes of the Rights Agreement, dated as of March 16, 2017, by and between Parent and Continental Stock Transfer & Trust Company, with the effect that such Rights Agreement and all Rights (as defined therein) will automatically be terminated in accordance with Section 7(a) and Section 13 thereof at the Closing, (D) directed that the approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP be submitted to a vote of the Parent’s stockholders at the Parent Stockholders Meeting, and (E) resolved to recommend that Parent’s stockholders approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP (collectively, the “Parent Board Recommendation”).

(ii)         The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all members of the Merger Sub Board duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole member of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole member of Merger Sub, approve the adoption of this Agreement in accordance with the DLLCA.

(iii)       Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 4.04        SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)         SEC Filings. Except as otherwise indicated in Section 4.04(a) of the Parent Disclosure Schedule, Parent has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since the Applicable Date (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Parent SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, Parent has made available to the Company, if requested by the Company, the full text of all such Parent SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)         Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)         Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2019 (the “Parent Balance Sheet Date”) contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet” and the balance sheet of Parent as of June 30, 2020 is referred to herein as the “Parent Interim Balance Sheet” and the date thereof as the “Parent Interim Balance Sheet Date”.  Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto), the Parent Interim Balance Sheet, and in any financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date hereof; (ii) were incurred since the Parent Interim Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no intercompany receivables, payables or other Liabilities between Parent, on the one hand, and any Subsidiary of Parent, on the other hand.  There are no intercompany receivables, payables or other Liabilities between any Subsidiary of Parent, on the one hand, and any other Subsidiary of Parent, on the other hand.

(d)         No Insolvency.

(i)          No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Parent or any of its assets or properties, is pending or, to the knowledge of Parent, threatened. Parent has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

(ii)        Immediately prior to the transactions contemplated by this Agreement: (i) the fair value of the Parent’s assets would exceed its liabilities (including contingent liabilities); (ii) the present fair saleable value of Parent’s assets would be greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature; (iii) Parent would be able to pay its liabilities (including contingent liabilities) as they mature; (iv) Parent is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and would not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement. Parent does not believe that it has incurred debts beyond Parent’s ability to pay such debts as such debts mature.

(e)        Sarbanes-Oxley, Dodd-Frank and NYSE American Compliance. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act, all applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable listing and corporate governance rules of the NYSE American.

(f)        Internal Controls. Since the Applicable Date, Parent has established and maintained a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements.

(g)         Disclosure Controls and Procedures. Since the Applicable Date, Parent has established and maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports. Since the Applicable Date, Parent has not identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(h)        Off-Balance Sheet Arrangements. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(i)         Accounting, Securities, or Other Related Complaints or Reports. Since the Applicable Date: (i) neither Parent nor any of its Subsidiaries nor any director or officer of Parent or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Parent or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Parent or any of its Subsidiaries; and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by Parent, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Parent Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of Parent.

Section 4.05        Not a Shell Company. Parent is not, nor has it ever been, the type of “issuer” defined in Rule 144(i)(1) under the 1933 Act (a “Shell Company”).

Section 4.06        Compliance; Permits.

(a)         Compliance.  Parent and each of its Subsidiaries are and, since the Applicable Date, have been in material compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor its Subsidiaries has received from any Governmental Entity any written notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law or Order in any material respect.

(b)        No Insider  Trading. Parent has no Knowledge that any (a) director or officer of Parent or any of its Subsidiaries, (b) person related to any such director or officer by blood or marriage and residing in the same household, and (c) person knowingly provided material nonpublic information by any one or more of these persons; has purchased or sold, or caused to be purchased or sold, any shares of Parent Common Stock during any period when such person was in possession of material nonpublic information or in violation of any applicable provision, rule or regulation under the Securities Act or the Exchange Act.

(c)         Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07       Litigation. Except as set forth on Section 4.07 of the Parent Disclosure Schedules, there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) involves an amount in controversy in excess of $50,000; or (b) seeks material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.08      Brokers. Except for fees payable to Roth Capital Partners, LLC, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.09        Absence of Certain Changes, Events and Conditions. Except as set forth in the Parent SEC Documents and since the Parent Interim Balance Sheet Date,

(a)          there has not been any change, event, development, circumstance, condition, occurrence or effect that has had, or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(b)         except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business.

Section 4.10        Parent Material Contracts.

(a)        Section 4.10 of the Parent Disclosure Schedules lists each of the following Contracts of Parent (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) and all Parent IP Agreements set forth in Section 4.13(b) of the Parent Disclosure Schedules, being “Parent Material Contracts”):

(i)          each Contract of Parent or any of its Subsidiaries involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by Parent or is Subsidiary without penalty or without more than 90 days’ notice;

(ii)         all Contracts that require Parent or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay,” “minimum volume,” “throughput and deficiency” or similar provisions;

(iii)        all Contracts that provide for the indemnification by Parent or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than Contracts entered into in the ordinary course of business;

(iv)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which Parent or any of its Subsidiaries is a party;

(vi)       all employment agreements with employees and Contracts with independent contractors or consultants (or similar arrangements) to which Parent or any of its Subsidiaries is a party and which are not cancellable without material penalty or without more than 14 days’ notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Parent or any of its Subsidiaries;

(viii)      all Government Contracts to which Parent or any of its Subsidiaries is a party;

(ix)        all Contracts that limit or purport to limit the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)         any Contracts to which Parent or any of its Subsidiaries is a party that provide for any joint venture, partnership, joint development (including any joint development, exploration, participation or farmout agreement) or similar arrangement by Parent or any of its Subsidiaries;

(xi)        all collective bargaining agreements or Contracts with any Union to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries are bound; and

(xii)       any other Contract that is material to Parent or any of its Subsidiaries and not previously disclosed pursuant to this Section 4.10.

(b)        Each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, nor has it provided or received any notice of any intention to terminate, any Parent Material Contract. Complete and correct copies of each Parent Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.

Section 4.11        Title to Assets; Real Property.

(a)        The Parent and/or its Subsidiaries have good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Parent Financial Statements or acquired after the Parent Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except Permitted Encumbrances.

(b)         Section 4.11(b) of the Parent Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is Leased Real Property of Parent or any of its Subsidiaries the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each Leased Real Property; and (iii) the current use of such property. With respect to Owned Real Property, Parent has delivered or made available to the Company true, complete, and correct copies of the deeds and other instruments (as recorded) by which Parent or any of its Subsidiaries acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Parent or any its Subsidiaries and relating to the Owned Real Property. With respect to Leased Real Property, Parent has delivered or made available to the Company true, complete and correct copies of any leases affecting the Leased Real Property. Neither Parent, not any of its Subsidiaries, is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Real Property in the conduct of  Parent’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Parent or its Subsidiaries. There are no Legal Actions pending nor, to Parent’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.12      Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Parent and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.13        Intellectual Property.

(a)         Section 4.13(a) of the Parent Disclosure Schedules lists all (i) Parent IP Registrations and, (ii) with the exception of trade secrets and know-how, Parent-owned Intellectual Property, including software, that are not registered but that are material to Parent’s business or operations. All required filings and fees related to the Parent IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Parent IP Registrations are otherwise in good standing. Parent has provided the Company with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Parent IP Registrations.

(b)         Section 4.13(b) of the Parent Disclosure Schedules lists all Parent IP Agreements. Parent has provided the Company with true and complete copies of all such Parent IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Parent IP Agreement is valid and binding on Parent in accordance with its terms and is in full force and effect. Neither Parent nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Parent IP Agreement.

(c)         Except as set forth in Section 4.13(c) of the Parent Disclosure Schedules, Parent is the sole and exclusive legal and beneficial, and with respect to the Parent IP Registrations, record, owner of all right, title and interest in and to the Parent-owned Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Parent’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)         The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Parent’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Parent’s business or operations as currently conducted.

(e)         Parent’s rights in the Parent-owned Intellectual Property are valid, subsisting and enforceable. Parent has taken all reasonable steps to maintain the Parent-owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Parent-owned Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)         To Parent’s Knowledge, the conduct of Parent’s business as currently and formerly conducted, and the products, processes and services of Parent and its Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Parent’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Parent-owned Intellectual Property.

(g)        There are no Legal Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Parent or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Parent-owned Intellectual Property or Parent’s rights with respect to any Parent-owned Intellectual Property; or (iii) by Parent or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Parent-owned Intellectual Property.  Parent is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Parent-owned Intellectual Property.

Section 4.14       Insurance. Section 4.14 of the Parent Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Parent and relating to the assets, business, operations, employees, officers and directors of Parent (collectively, the “Parent Insurance Policies”) and true and complete copies of such Parent Insurance Policies have been made available to the Company. Parent has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Parent Insurance Policies. All premiums due on such Parent Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Parent Insurance Policy. The Parent Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Parent. All such Parent Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no claims related to the business of Parent pending under any such Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Parent is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Parent Insurance Policy. The Parent Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Parent and its Subsidiaries.

Section 4.15        Environmental Matters.  The representations and warranties set forth in this Section 4.15 are Parent’s sole and exclusive representations and warranties regarding environmental matters.

(a)        To the Knowledge of Parent and its Subsidiaries, Parent and its Subsidiaries are currently and have been in compliance with all Environmental Laws.  Neither Parent nor its Subsidiaries has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)         Parent has obtained and is in material compliance with all Environmental Permits  necessary for the ownership, lease, operation or use of the business or assets of Parent and its Subsidiaries (each of which is disclosed in Section 4.15(b) of the Parent Disclosure Schedules), except for any Environmental Permits for which failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Parent through the Closing Date in accordance with Environmental Law, and Parent is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of Parent and its Subsidiaries as currently carried out.

(c)         No real property currently or, to the Knowledge of Parent and its Subsidiaries, formerly owned, operated or leased by Parent or any of its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)        To the Knowledge of Parent and its Subsidiaries, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Parent or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Parent or any of its Subsidiaries, that has not been fully remediated in accordance with applicable Environmental Law or that would reasonably be expected to give rise to a material Environmental Claim.  Neither Parent nor any of its Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Parent or its Subsidiaries.

(e)          Section 4.15(e) of the Parent Disclosure Schedules contains a complete and accurate list of all active or abandoned underground storage tanks owned or operated by the Parent or any of its Subsidiaries.

(f)          Section 4.15(f) of the Parent Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Parent or any of its Subsidiaries and any predecessors as to which Parent or any of its Subsidiaries may retain liability, and, to the Knowledge of Parent and its Subsidiaries, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Parent nor any of its Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Parent or any of its Subsidiaries.

(g)         Neither Parent nor any its Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)         Parent has provided or otherwise made available to the Company and listed in Section 4.15(h) of the Parent Disclosure Schedules: (i) any and all environmental reports, studies, audits, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of Parent or any currently or formerly owned, operated or leased real property which are in the possession or control of Parent or any of its Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)         Parent is not aware of, nor does it reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or threatened Release of Hazardous Materials in connection with Parent’s or any Subsidiary’s ownership, lease, operation or use of its business or assets that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of Parent or any of its Subsidiaries as currently carried out.

Section 4.16        Employee Matters.

(a)         Section 4.16(a) of the Parent Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Parent or any of its Subsidiaries or any spouse or dependent of such individual, or under which Parent or any Parent ERISA Affiliate has or may reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.16(a) of the Parent Disclosure Schedules, each, a “Parent Benefit Plan”).

(b)         With respect to each Parent Benefit Plan, Parent has made available to the Company accurate, current, and complete copies of each of the following, as applicable: (i) where the Parent Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the  Parent Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Parent Benefit Plan; (v) in the case of any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Parent Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Parent Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other material correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Parent Benefit Plan.

(c)         Each Parent Benefit Plan and any related trust (other than any Multiemployer Plan) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Parent Benefit Plan that is intended to be qualified as a Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or notification letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Parent Benefit Plan that has subjected or could reasonably be expected to subject Parent or any Parent ERISA Affiliate to a penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Parent Benefit Plan that are due and payable have been timely paid in accordance with the terms of such Parent Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Parent Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)        Neither Parent nor any Parent ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Parent Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)         With respect to each Parent Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(f)          Each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liabilities to Parent or any of its Affiliates other than any accrued benefits or ordinary administrative expenses typically incurred in a termination event. Parent has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Parent Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)         Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Parent Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Parent nor any Parent ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)         There is no pending or, to Parent’s Knowledge, threatened Legal Action relating to a Parent Benefit Plan (other than routine claims for benefits), and no Parent Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(i)          There has been no amendment to, announcement by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Parent Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year, other than changes to benefits coverage as part of Parent’s annual benefits renewal processes. Neither Parent nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Parent Benefit Plan or any collective bargaining agreement.

(j)          Each Parent Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Parent does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)          Each individual who is classified by Parent and any of its Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Parent Benefit Plan.

(l)          Except as set forth in Section 4.16(l) of the Parent Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Parent or its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Parent Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.17        Employment Matters.

(a)         Section 4.17 of the Parent Disclosure Schedules contains a list of all persons who are employees of, or independent contractors or consultants who have been engaged by Parent or its Subsidiaries to provide personal services to, Parent or its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following information, as applicable: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees, independent contractors or consultants of Parent or any of its Subsidiaries listed on Section 4.17 of the Parent Disclosure Schedules for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Parent Balance Sheet) and there are no outstanding agreements, understandings or commitments of Parent or any of its Subsidiaries with respect to any such compensation, commissions or bonuses.

(b)         Neither Parent nor any of its Subsidiaries is or has been in the past four years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been in the past four years, any Union representing or purporting to represent any employee of Parent or any of its Subsidiaries, and, to Parent’s Knowledge, no Union or group of employees is seeking or has sought in the past four years to organize employees for the purpose of collective bargaining. There has never been in the past four years, nor, to the Parent’s Knowledge, has there been in the past four years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Parent, any of its Subsidiaries, or any of their employees. Neither Parent nor any of its Subsidiaries has a duty to bargain with any Union.

(c)         Parent and each of its Subsidiaries is and has been in the past four years in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Parent or its Subsidiaries, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals classified by Parent or its Subsidiaries as independent contractors or consultants are properly classified in all material respects as independent contractors under all applicable Laws. All employees of Parent or its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Legal Actions against Parent or is Subsidiaries pending, or to Parent’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of Parent or its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 4.18        Taxes.

(a)         All material Tax Returns required to be filed on or before the Closing Date by Parent have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All material Taxes due and owing by Parent have been, or will be, timely paid.

(b)         Parent and its Subsidiaries have each withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)         No claim has been made in writing by any taxing authority in any jurisdiction where Parent and its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)         No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent.

(e)         The amount of the Parent’s Liability for unpaid Taxes for all periods ending on or before June 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Parent Financial Statements. The amount of Parent’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Parent (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          Section 4.18(f) of the Parent Disclosure Schedules sets forth:

(i)          the taxable years of Parent as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)         those years for which examinations by the taxing authorities have been completed; and

(iii)        those taxable years for which examinations by taxing authorities are presently being conducted.

(g)         All material deficiencies asserted, or assessments made, against Parent as a result of any examinations by any taxing authority have been fully paid.

(h)         Parent is not a party to any Legal Action by any taxing authority. There are no pending or threatened Legal Actions by any taxing authority.

(i)          Parent has delivered or made available to the Company copies of all federal, state, local and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Parent or any of its Subsidiaries for all Tax periods ending after January 1, 2015.

(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent or any of its Subsidiaries.

(k)         Neither Parent nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Parent or any its Subsidiaries.

(m)        Neither Parent nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than a group of which Parent is the common parent. Neither Parent nor any of its Subsidiaries has Liability for Taxes of any Person (other than Parent and its current Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)          Parent will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(o)         Within the last five years, Parent has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)         Parent is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q)         There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)          The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

Section 4.19       Books and Records. The minute books and record books of Parent and its Subsidiaries, all of which have been made available to the Company, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Parent contain accurate and complete records of all meetings, and actions taken by written consent, of Parent’s stockholders, the Parent Board, and any committees of the Parent Board, and no meeting, or action taken by written consent, of Parent’s stockholders, Parent Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Parent.

Section 4.20       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in the proxy statement/prospectus to be filed with the SEC and sent to the Parent’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement, the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”) will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub.

Section 4.21        Oil and Gas Matters.

(a)         Except as would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by LaRoche Petroleum Consultants, Ltd. (in such capacity, the “Parent Independent Petroleum Engineers”) relating to the Parent interests referred to therein as of December 31, 2019 (the “Parent Reserve Report”), (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of prior to the date hereof or (iii) permitted sales or dispositions after the date hereof in accordance herewith, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, record or beneficial (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)        Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law) and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.

(d)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(e)         All of the Wells and Injection Wells that were drilled and completed by Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable contracts entered into by Parent or any of its Subsidiaries related to such Wells or Injection Wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment and decommissioning) of such Wells and Injection Wells that were drilled and completed (and plugged and abandoned) by Parent or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)          Neither Parent nor its Subsidiaries has received any notice or directive, written or oral, from any Governmental Entity to reduce the volume of fluids injected or disposed of into any Injection Wells that are included in the Oil and Gas Properties or to shut in any such Injection Wells, nor, to the Knowledge of Parent or its Subsidiaries, has any such action by a Governmental Entity been threatened.

(g)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the material Oil and Gas Properties of Parent or its Subsidiaries is subject to (i) any area of mutual interest or (ii) any preferential purchase right, right of first offer or refusal, tag right, drag right, purchase option, consent, change of control provision or similar right that would become operative as a result of the Merger or any other transaction contemplated by this Agreement.

(h)        Except as set forth on Section 4.21(h) of the Parent Disclosure Schedules, (i) neither Parent nor its Subsidiaries has ever held, directly or indirectly, any interest in offshore Oil and Gas Properties, including without limitation, operating rights as that term is defined under 30 CFR § 250.1702, and (ii) with respect to all wells, including offshore wells, for which Parent or its Subsidiaries have served as contract operator or operator of record, all drilling, completion, production, plugging and abandonment, and/or decommissioning activities conducted by Parent or its Subsidiaries during the time that Parent or its Subsidiaries served as contract operator or operator of record were conducted in compliance with all applicable oil and gas leases, contracts, and applicable Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i)          There are no material imbalances of production from the Oil and Gas Properties of Parent or its Subsidiaries whether required to be disclosed pursuant to GAAP or otherwise.

(j)          There are no Wells of Parent or its Subsidiaries that:

(i)         Parent or its Subsidiaries is obligated by applicable Law or contract to plug and abandon at this time for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Parent Financial Statements in accordance with GAAP;

(ii)         Parent or its Subsidiaries will be obligated by applicable Law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Parent Financial Statements in accordance with GAAP; or

(iii)       are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the applicable lease and for which an asset retirement obligation is not accrued and reflected as a liability in the most recent Parent Financial Statements in accordance with GAAP.

Section 4.22        Derivative Transactions.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)        The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

Section 4.23        Regulatory Matters.

(a)         Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)         All natural gas pipeline systems and related facilities constituting the Parent’s and its Subsidiaries’ properties are (i) ”gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 4.24        Fairness Opinion. Parent has received the opinion of the Parent Financial Advisor (and, if it is in writing, has provided a copy of such opinion to the Company) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Parent Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 4.25       Related Party Transactions. Except as disclosed in the Parent SEC Documents or Section 4.25 of the Parent Disclosure Schedules, no executive officer or director of Parent (or any of such person’s immediate family members or Affiliates or associates) or, to the Knowledge of Parent any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates), is a party to any Contract with or binding upon Parent or any of its assets, rights or properties or has any interest in any property owned by the Parent or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.26       Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger and the Parent Stock Issuance in connection with the Merger as contemplated by this Agreement being treated as an exchange to which Section 351 and Section 1032 of the Code apply.

Section 4.27       Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement and (b) is a direct, wholly-owned Subsidiary of Parent.

Section 4.28       No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Parent Disclosure Schedules), neither Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or any of its Subsidiaries. Without limiting the generality of the foregoing, neither Parent nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of Parent or any of its Subsidiaries, including any information made available in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.01       Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to pay its debts and Taxes, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in the applicable subsection of Section 5.01 of the Company Disclosure Schedules, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)          amend its Charter Documents;

(b)          (1) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (2) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (3) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock other than as disclosed on Section 5.01(b) of the Company Disclosure Schedules, including: (i) declaration and/or payment of quarterly distributions on the Company Common Units, (ii) payment of retained distributions with respect to unvested Company Restricted Units, and (iii) distributions payable in cash or in-kind to the holders of the Company Preferred Units in connection with the Company Preferred Conversion pursuant to Section 2.07;

(c)          issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than: (i) the issuance of Company Securities in connection with the Company Preferred Conversion as set forth in Section 2.07, and (ii) any issuance of Company Securities in connection with the Company Charter Documents, in each case as disclosed on Section 5.01(c) of the Company Disclosure Schedules;

(d)          except as required by applicable Law, the Company 2018 LTIP, a Company Equity Award, the Company Employment Agreements, or a Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under the Company 2018 LTIP, any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be an Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit Plan as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f)          (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Encumbrance), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, granting non-exclusive licenses under the Company-owned Intellectual Property, or selling Hydrocarbons, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization other than in anticipation of the Merger;

(g)         except for drawdowns or repayments under the Company Credit Facility or other financing of ordinary course trade payables consistent with past practice, repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

(h)        except in the ordinary course of business consistent with past practice, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Property or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Property hereunder;

(i)         except as set forth on Section 5.01(i) of the Company Disclosure Schedules, institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)         (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l)          enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)        take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)        abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company-owned Intellectual Property, or grant any right or license to any material Company-owned Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)         terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)         except to the extent expressly permitted by Section 5.04 or ARTICLE VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(q)         agree or commit to do any of the foregoing.

Section 5.02       Conduct of Business of Parent. During the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to pay its debts and Taxes, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in the applicable subsection of Section 5.02 of the Parent Disclosure Schedules, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)          amend its Charter Documents;

(b)         (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)         issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d)         delist the Parent Common Stock from the NYSE American or take any action reasonably expected to result in the delisting of the Parent Common Stock from the NYSE American;

(e)         except as required by applicable Law or by the Parent 2018 LTIP, any Parent Equity Award, Employee Incentive Plan of the Parent or Contract in effect as of the date of this Agreement: (i) increase the compensation payable or that could become payable by the Parent or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Parent’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under the Parent 2018 LTIP, any Parent Benefit Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Parent Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Parent Benefit Plan, other than contributions required by Law, the terms of such Parent Benefit Plan as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(f)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(g)         (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Encumbrance), any assets, including the capital stock or other equity interests in any Subsidiary of the Parent; provided, that the foregoing shall not prohibit the Parent and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, granting non-exclusive licenses under the Parent-owned Intellectual Property, or selling Hydrocarbons, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization other than in anticipation of the Merger;

(h)         engage in any transaction or series of transactions that result in the Parent being deemed a Shell Company;

(i)         except for drawdowns, forgiveness and/or repayment of under the Parent Credit Facility and the Parent PPP Loan  or other financing of ordinary course trade payables consistent with past practice, repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

(j)          except in the ordinary course of business consistent with past practice, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Parent Material Contract or any Lease with respect to material Real Property or any other Contract or Lease that, if in effect as of the date hereof would constitute a Parent Material Contract or Lease with respect to material Real Property hereunder;

(k)         institute, settle, or compromise any Legal Action involving the payment of monetary damages by Parent or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against the Company arising out of a breach or alleged breach of this Agreement by the Company, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Parent Balance Sheet; provided, that neither Parent nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Parent’s business;

(l)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(m)        (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(n)         enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(o)         take any action to exempt any Person from, or make any acquisition of securities of Parent by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Parent with respect to a Takeover Proposal or otherwise, except for the Company or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(p)         abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Parent-owned Intellectual Property, or grant any right or license to any material Parent-owned Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(q)         terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(r)          except to the extent expressly permitted by Section 5.04 or ARTICLE VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement;

(s)          become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Properties that is estimated to result in an expenditure by Parent or its Subsidiaries in excess of $50,000 unless the operation is necessary to extend, preserve or maintain an Oil and Gas Property; or

(t)          agree or commit to do any of the foregoing.

Section 5.03        Access to Information; Confidentiality.

(a)         Parent Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)         Company Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, Parent shall, and shall cause its Subsidiaries to, afford to the Company and the Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Parent or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Parent and its Subsidiaries, and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties  Parent and its Subsidiaries as the Company may reasonably request from time to time. Neither Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c)        Confidentiality. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Non-Disclosure Agreement, dated January 10, 2020, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04        No Solicitation.

(a)         From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall cause their respective Subsidiaries not to, and shall not authorize or permit its or its respective Subsidiaries’ directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, (i) directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or Parent, as applicable, or any of their respective Subsidiaries, except, in the case of Parent, where the Parent Board makes a good faith determination, after consultation with outside legal counsel, that the failure to waive any such standstill provision would be inconsistent with its fiduciary duties under applicable law,  or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, any applicable takeover statute; or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal or publicly propose to take any of the actions described in foregoing clauses (i) through (iv). Neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change. The Company on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)        Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 5.04(d), prior to the Specified Time, Parent may (A) furnish non-public information with respect to Parent and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Takeover Proposal; provided, (x)  Parent receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such party to comply with the terms of this Section 5.04 (a copy of which shall be provided to the Company), (y) Parent has not otherwise materially breached this Section 5.04 with respect to such Takeover Proposal, and (z)  Parent Board has determined that taking such actions would be required to prevent a breach of its fiduciary duties under applicable law. It is understood and agreed that any violation of the restrictions in this Section 5.04 (or action that, if taken by Parent would constitute such a violation) by any Representatives of Parent shall be deemed to be a breach of this Section 5.04 by Parent.

(c)         Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 5.04), at any time prior to the Specified Time, the Parent Board (provided, that Parent has not materially breached its obligations as set forth in this Agreement), may effect a Parent Adverse Recommendation Change with respect to a Superior Proposal if: (i) the Parent Board shall have determined (after consultation with outside legal counsel) that such Parent Adverse Recommendation Change would be required to comply with its fiduciary obligations under applicable law; (ii) Parent has provided at least five Business Days prior written notice to the Company that it intends to effect a Parent Adverse Recommendation Change including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Parent Adverse Recommendation Change for purposes of this Agreement); (iii) Parent has complied in all material respects with the requirements of this Section 5.04 in connection with any potential Superior Proposal; and (iv) if the Company shall have delivered to Parent a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the five Business Day period referred to in clause (ii) above, the Parent Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the Takeover Proposal is still a Superior Proposal and a Parent Adverse Recommendation Change would still be required to comply with its fiduciary obligations under applicable law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration Parent’s stockholders would receive as a result of such potential Superior Proposal), Parent shall be required to provide the Company with notice of such material amendment and there shall be a new two Business Day period following such notification during which the Parties shall comply again with the requirements of this Section 5.04(c)(iv) and the Parent Board shall not make a Parent Adverse Recommendation Change prior to the end of any such period as so extended.

(d)         Each Party will as promptly as reasonably practicable (and in any event within two (2) Business Days after receipt) (i) notify the other Party of its receipt of any Takeover Proposal and (ii) provide to the other Party a copy of such Takeover Proposal (if written), or a summary of the material terms and conditions of such Takeover Proposal (if oral), including the identity of the person making such Takeover Proposal, and copies of all written communications with such person with respect to such actual or potential Takeover Proposal. Such Party in receipt of a Takeover Proposal will (A) provide the other Party with written notice setting forth such information as is reasonably necessary to keep such other party informed of the material terms of any such Takeover Proposal and of any material amendments or modifications thereto, (B) keep such other Party informed as promptly as practicable with respect to any changes to the material terms of a Takeover Proposal submitted to such party, including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Takeover Proposal, and (C) prior to, or substantially concurrently with, the provision of any non-public information of such Party to any such person, provide such information the other Party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party.

(e)        Notwithstanding anything in this Section 5.04 to the contrary, the Parent Board may, at any time prior to obtaining the Requisite Parent Vote, effect a  Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Parent shall provide the Company with five (5) Business Days’ prior written notice advising the Company it intends to effect a Parent Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such five (5) Business Day period, Parent shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would allow the Parent Board not to make such Parent Adverse Recommendation Change consistent with its fiduciary duties.

(f)        Notwithstanding anything in this Section 5.04 to the contrary, the Company Board may, at any time prior to obtaining the Requisite Company Vote, effect a  Company Adverse Recommendation Change  if the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that a Company Intervening Event has occurred; provided, however, that Company shall provide the Parent with five (5) Business Days’ prior written notice advising the Parent it intends to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such five (5) Business Day period, Company shall consider in good faith any proposal by the Parent to amend the terms and conditions of this Agreement in a manner that would resolve the Company Intervening Event to the satisfaction of Company Board such that the Company Board elects not to make such Company Adverse Recommendation Change.

(g)         Nothing contained in this Agreement shall prevent Parent or the Parent Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or other applicable Law with respect to a Takeover Proposal if the Parent Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, a public statement that describes Parent’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change; provided that any disclosures (other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Parent Adverse Recommendation Change, unless the Parent Board expressly publicly reaffirms its recommendation for the Merger and the other transactions contemplated hereby within two (2) Business Days after being requested in writing to do so by the Company.

Section 5.05        Preparation of Proxy Statement/Prospectus and Form S-4.

(a)       Proxy Statement/Prospectus and Form S-4. In connection with the Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and Parent shall file with the SEC the Proxy Statement/Prospectus and Parent and the Company shall prepare and Parent shall file with the SEC the Form S-4 (which shall include the Proxy Statement/Prospectus). The Parent and the Company shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent and the Company shall use their reasonable best efforts to: (A) cause the Proxy Statement/Prospectus to be mailed to the Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Proxy Statement/Prospectus complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Securities in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b)        Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Proxy Statement/Prospectus. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Proxy Statement/Prospectus if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Proxy Statement/Prospectus, as applicable, and to cause the Form S-4 or Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Units and/or Parent Common Stock, in each case as and to the extent required by applicable Law.

(c)        SEC Comments. Parent shall promptly provide the Company and its counsel with any comments or other communications, whether written or oral, that Parent or its counsel may receive from the SEC or its staff with respect to the Form S-4 or the Proxy Statement/Prospectus promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Proxy Statement/Prospectus with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Parent Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Proxy Statement/Prospectus, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Proxy Statement/Prospectus, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.06        Parent’s Stockholders Approval; Approval by Sole Member of Merger Sub; Approval by the Members of the Company.

(a)        Parent Stockholders Meeting. Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval at the Parent Stockholders Meeting. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the proposal for approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP to the holders of Parent Common Stock to consider and vote upon, unless this Agreement shall have been previously terminated in accordance with its terms.

(b)         Approval by Sole Member. Immediately following the execution and delivery of this Agreement, Parent, as sole member of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DLLCA.

(c)         Approval by the Members of the Company. The Company shall use reasonable best efforts to solicit from the holders of a majority of the Company Common Units (on an as-converted basis) consents in favor of the approval of the Closing of the Merger within 10 days following the effectiveness of the Form S-4.

Section 5.07        Notices of Certain Events; Member/Stockholder Litigation; No Effect on Disclosure Schedules.

(a)         Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a), Section 6.03(b), or Section 6.03(c) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.

(b)         Company Member Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, after the date hereof against the Company or any of the Company Board members by any member of the Company (on its own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)         Parent’s Stockholders Litigation. Parent shall promptly advise the Company in writing after becoming aware of any Legal Action commenced, or to Parent’s Knowledge threatened, after the date hereof against Parent or any of the Parent Board members by any stockholder of Parent (on its own behalf or on behalf of Parent) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the Company reasonably informed regarding any such Legal Action. Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such litigation and shall consider the Company’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed, or conditioned).

(d)        No Effect on Disclosure Schedules. In no event shall: (i) the delivery of any notice by a Party pursuant to this Section 5.07 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement; (ii) disclosure pursuant to this Section 5.07 by the Company, on the one hand, or Parent or Merger Sub, on the other hand, be deemed to amend or supplement the Disclosure Schedules or constitute an exception to the respective representations or warranties of the Company, on the one hand, or Parent or Merger Sub, on the other hand.  This Section 5.07 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.08        Employees; Benefit Plans.

(a)         Comparable Salary and Benefits. At the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall, and shall cause the Surviving Company and each of its Subsidiaries to, as applicable, provide the employees of Parent, the Company and their Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, either (i) for those employees with Company Employment Agreements, as specified in their Company Employment Agreements that shall remain in full effect following the Closing Date or (ii) for all other employees, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Parent, the Company, or their Subsidiaries, as applicable, on the date of this Agreement.

(b)         Crediting Service. With respect to any Parent Benefit Plan in which any Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause its Subsidiary or the Surviving Company, as applicable, to, credit all service of the Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent or its Subsidiary, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Employee Incentive Plan.

(c)         Employees Not Third-Party Beneficiaries. This Section 5.08 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.08, express or implied, shall confer upon any employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Except as set forth in Section 5.08(b), nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Company, Parent, its Subsidiary, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Company, Parent, its Subsidiary, or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Effective Time. The Parties acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Continuing Employee or any other Person to any continued employment with the Surviving Company, Parent, its Subsidiary, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Continuing Employee and the Surviving Company.

(d)        Change in Control and Severance Agreements. Prior to the Closing, Parent may enter into Change in Control and Severance Agreements in substantially the form set forth on Exhibit F with employees of Parent and such Change in Control and Severance Agreements shall remain in effect on and after the Closing Date in accordance with their terms.  Parent and the Company shall take all actions necessary or desirable to provide for the payment of all benefits due in accordance with the terms and conditions of the Change in Control and Severance Agreements, and to ensure that any successor to Parent or Parent’s assets shall appropriately assume such agreements.

(e)         Termination of Parent 2018 LTIP. Effective no later than immediately prior to the Closing, Parent shall terminate the Parent 2018 LTIP maintained by Parent. No later than Closing, Parent shall provide the Company with evidence that the Parent 2018 LTIP has been terminated.

Section 5.09       Employment Agreements. For  the  avoidance  of  doubt,  the  provisions  of  this  Section 5.09 shall  not  cancel, modify, or otherwise impact the enforceability of the Company  Employment  Agreements, all of which shall continue in full force and effect according to their terms following the consummation of the Merger, and thus each employee who is a party to a Company Employment Agreement shall continue to have all rights or remedies set forth in his or her respective Company Employment Agreement.

Section 5.10        Directors’ and Officers’ Indemnification and Insurance.

(a)         Indemnification. Parent and the Surviving Company agree that all rights to indemnification, advancement of expenses, and exculpation by Parent and any of its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Parent or any of its Subsidiaries or who acts as a fiduciary under any Parent Benefit Plan (each an “Indemnified Party”) as provided in the Charter Documents of Parent, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall maintain in effect the exculpation, indemnification, and advancement of expenses at least equivalent to the provisions of the Charter Documents of Parent as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)         Insurance. The Parent shall: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Parent be required to expend an annual premium for such coverage in excess of 275 percent of the last annual premium paid by Parent or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.10(b) of the Parent Disclosure Schedules (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Parent shall obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)         Survival. The obligations of Parent under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(d)         Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11       CR Insurance Policy. Upon the written request of the Company, Parent shall use reasonable best efforts to facilitate the Company in obtaining a CR Insurance Policy, including taking the following actions (i) providing, as promptly as practicable, business, operational, legal and other information relating to Parent and its Subsidiaries to the applicable insurance broker or provider that is customary for the underwriting of such policies or reasonably necessary for the issuance of a binder for the CR Insurance Policy (“CR Insurance Binder”) and CR Insurance Policy; (ii) participating in a reasonable number of conferences with such insurer as are reasonably necessary for the issuance of a CR Insurance Policy, and (iii) executing and delivering all documents, instruments, certificates and other writings required to be executed and delivered by it under the CR Insurance Binder or the CR Insurance Policy at or prior to the Closing, including to the extent required to satisfy any conditions to the effectiveness thereof or the coverage to be provided thereby. The Company shall use its reasonable best efforts to obtain any CR Insurance Policy.

Section 5.12        Reasonable Best Efforts.

(a)        Governmental and Other Third-Party Approval; Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.12), each Party shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid Legal Action by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party shall promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other Party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)       Actions or Proceedings. In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Parties shall cooperate in all respects and shall use their reasonable best efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c)         No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, the Company or any of their respective Subsidiaries shall be required to, and none of Parent, Merger Sub, or the Company may, without the prior written consent of the other Parties, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by the Company, Parent will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on Parent in the event the Closing occurs.

Section 5.13        Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of the NYSE American or any other applicable United States securities exchange, or the SEC or any other Governmental Entity to which the relevant Party is subject or submits, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.14      Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.15      Section 16 Matters. Prior to the Effective Time, Parent and the Company shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 5.16        Parent Proposals to Stockholders. Parent shall submit to Parent’s stockholders at the Parent Stockholders Meeting the following proposals: (i) approval and adoption of this Agreement, the Merger and the Parent Stock Issuance, (ii) approval and adoption of the Parent Charter Amendment (including authorization of the Parent Board to effect  a reverse stock split to be mutually agreed by the Parties to best position the post-Closing share price of Parent), (iii) approval and adoption of the Parent Bylaw Amendment, and (iv) approval and adoption of the REP 2021 LTIP.

Section 5.17       Certain Tax Matters. Neither the Company nor Parent shall (and the Company and Parent shall cause their respective Subsidiaries not to) take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger and the Parent Stock Issuance in connection with the Merger as contemplated by this Agreement from being treated as an exchange to which Section 351 and Section 1032 of the Code apply.

Section 5.18        Obligations of Merger Sub.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.19       Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 5.20        Parent Stock Symbol.  At or prior to Closing, Parent shall use its reasonable best efforts to change its symbol from “TGC” to REPX.”

Section 5.21        SEC Filings.  If the Parent is required to file any quarterly or annual Exchange Act reports relating to any period or item occurring prior to the Closing Date, the Parent shall make available to Company, prior to the filing date, a substantially complete draft of any such annual or quarterly report.

Section 5.22        Transition Cooperation; Control of Business.

(a)        From and after the date of this Agreement and through the earlier of the Effective Time, the Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to, and cause its and their Representatives to, make available such personnel as may be reasonably necessary to effectively transition the operations and management of the Parent and each of its Subsidiaries as of the Effective Time, including without limitation, (i) providing the Parent’s reserve reports prepared by the Parent Independent Petroleum Engineers, lease operating statements and production reports with respect to the Oil and Gas Properties of Parent and each of its Subsidiaries evaluated in Parent’s reserve reports prepared by the Parent Independent Petroleum Engineers for the fiscal year ended December 31, 2020 (once such reserve reports are delivered to Parent); (ii) providing financial statements, data, information and assistance and cooperation reasonably necessary for the officers of the Company to assume control of the financial, accounting and internal control procedures at the Effective Time; and (iii) providing access to information, assistance and cooperation reasonably necessary for the officers of the Company to assume control over human resources matters. All non-public information exchanged pursuant to this Section 5.22(a) shall be subject to the Confidentiality Agreement.

(b)         Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
CONDITIONS

Section 6.01       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)         Parent’s Stockholders Approval. The Requisite Parent Vote shall have been received for the approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment and the REP 2021 LTIP.

(b)         Company’s Member Approval. The Requisite Company Vote shall have been received for the approval and adoption of this Agreement and the Merger.

(c)          Parent Charter Amendment. Parent shall have filed the second amended and restated certificate of incorporation in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware.

(d)          Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement and pursuant to Section 2.05 of this Agreement shall have been approved for listing on the NYSE American, subject to official notice of issuance.

(e)          Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(f)          No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, the REP 2021 LTIP or the other transactions contemplated by this Agreement.

(g)        Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity required to consummate the Merger, the Parent Stock Issuance, the Parent Charter Amendment and the other transactions contemplated by this Agreement (other than the filing of the Parent Charter Amendment, the Parent Bylaw Amendment, the REP 2021 LTIP and the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 6.02       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.07, and Section 3.08(a)) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the representations and warranties of the Company contained in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.07, and Section 3.08(a) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)         Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)         Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)         Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03      Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.08, and Section 4.09(a)) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.08, and Section 4.09(a) will be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)         Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)         Forgiveness, Repayment, or Termination of Credit Facility and Parent PPP Loan. Parent shall at the Closing take all necessary actions to cause the: (i) repayment of all principal, interest, prepayment expenses, or other amounts due under the Parent Credit Facility, (ii) termination of the loan agreements executed in connection with the Parent Credit Facility, (iii) release and termination of all liens on the Parent and its Subsidiaries or their respective assets securing the Parent Credit Facility, and (iv) delivery to the Company of any applicable documents necessary to evidence the release and termination of such liens.  Parent shall, at least three business days prior to the Closing, take all necessary actions to cause the forgiveness and/or repayment of all principal, interest, prepayment expenses, or other amounts due under the Parent PPP Loan, or requisite consent of the Parent PPP Loan lender, together with  delivery to the Company of any applicable documents necessary to evidence such forgiveness, termination or consent.

(d)         Deliverables under Company Credit Facility.  Each of the deliverables referenced in that certain Seventh Amendment and Consent to Credit Agreement among the Company, Truist Bank, as administrative agent, and the lenders party thereto dated as of October 21, 2020 that are not in the control of the Company shall have been executed and delivered by each of the signatories thereto on or prior to the Closing Date (collectively, the “Credit Facility Deliverables”).

(e)          Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f)          CR Insurance Policy. To the extent requested in writing by the Company, the CR Insurance Policy shall have been issued on or prior to the Closing Date and shall be in effect in accordance with its terms on the Closing Date.

(g)         Merger Sub Member Approval.  The Requisite Merger Sub Vote shall have been received for the approval and adoption of this Agreement and the Merger.

(h)         Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), Section 6.03(c), Section 6.03(e), and Section 6.03(g).

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01        Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02        Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Parent Vote):

(a)        if the Merger has not been consummated on or before March 21, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)         if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, the REP 2021 LTIP or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;  or

(c)         if the proposal for the approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, the REP 2021 LTIP has been submitted to the stockholders of Parent for approval and the Requisite Parent Vote shall not have been obtained.

Section 7.03        Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)        if: (i) the Company Board fails to make the Company Board Recommendation, (ii) a Company Adverse Recommendation Change shall have occurred; (iii) the Requisite Company Vote is not received; or (iv) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.06(c).

(b)        if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured; or

(c)         if, at any time prior to the Specified Time, each of the following occur: (A) the Parent shall have received a Superior Proposal; (B) the Parent shall have complied in all material respects with its obligations under Section 5.04, including with respect to making a Parent Adverse Recommendation Change with respect to such Superior Proposal; (C) the Parent Board approves, and the Parent concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, the Parent pays to the Company the amount contemplated by Section 7.06.

Section 7.04       Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)        if: (i) the Parent Board fails to make the Parent Board Recommendation, (ii) a Parent Adverse Recommendation Change shall have occurred; (iii) the Requisite Parent Vote is not received; or (iv) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.06(a); or

(b)        if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05       Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(c), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of intentional fraud or the knowing or intentional breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06        Fees and Expenses Following Termination.

(a)         If this Agreement is terminated by: (i) Parent pursuant to Section 7.03(a) or Section 7.03(b), or by the Company pursuant to Section 7.02(a) because the condition set forth in Section 6.03(d) has not been satisfied, then the Company shall pay to Parent (by wire transfer of immediately available funds), within five Business Days after such termination, a fee in an amount equal to the Parent’s Expenses (up to $475,000) actually incurred by Parent on or prior to the termination of this Agreement; or (ii) the Company pursuant to Section 7.04(a) or Section 7.04(b), Parent pursuant to Section 7.03(c), or by either Party pursuant to Section 7.02(c), then Parent shall pay to the Company (by wire transfer of immediately available funds) within five Business Days after such termination, a fee in an amount equal to the Company’s Expenses (up to $475,000) actually incurred by the Company on or prior to the termination of this Agreement.

(b)        The Parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement. If the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The Parties acknowledge and agree that in no event shall either party be obligated to make a payment pursuant to Section 7.06(a) on more than one occasion.

(c)         Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such Expenses.

Section 7.07       Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Parent Vote, by written agreement signed by each of the Parties; provided, however, that: (a) there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Units without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 7.08       Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.01        Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Date” has the meaning set forth in Section 3.05(a).

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Oklahoma City, OK are authorized or required by Law or other governmental action to close.

“Cancelled Units” has the meaning set forth in Section 2.01(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

 “Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company 2018 LTIP” means that certain Riley Exploration – Permian, LLC Long Term Incentive Plan, dated as of December 31, 2018.

“Company Adverse Recommendation Change” means the Company Board: (a) recommending a Takeover Proposal; (b) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (c) making any public statement inconsistent with the Company Board Recommendation; or (d) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.04(a).

“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Units” has the meaning set forth in Section 3.02.

“Company Credit Facility” means the Company’s revolving credit facility pursuant to that certain Credit Agreement dated as of September 28, 2017, by and among the Company, Truist Bank, as administrative agent, and the Lenders (as defined therein), as amended by that certain First Amendment to Credit Agreement dated as of February 27, 2018, that certain Second Amendment to Credit Agreement dated as of November 9, 2018, that certain Third Amendment to Credit Agreement dated as of April 3, 2019, that certain Fourth Amendment to Credit Agreement dated as of October 15, 2019, that certain Fifth Amendment to Credit Agreement dated as of May 7, 2020, that certain Sixth Amendment to Credit Agreement dated as of August 31, 2020, and that certain Seventh Amendment and Consent to Credit Agreement among the Company, Truist Bank, as administrative agent, and the lenders party thereto dated as of October 21, 2020 as may be further amended, restated, supplemented, modified or replaced from time to time.

“Company Designated Director” has the meaning set forth in Section 1.07.

“Company Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Company Employment Agreements” means, collectively, (i) that certain employment agreement dated April 1, 2019 by and between the Company and Bobby D. Riley and assigned by the Company to Riley Permian Operating Company, LLC on June 8, 2019, as further amended by that certain Amendment No. 1 to Employment Agreement, dated as of October 1, 2020; and (ii) that certain employment agreement dated April 1, 2019 by and between the Company and Kevin Riley and assigned by the Company to Riley Permian Operating Company, LLC on June 8, 2019.

“Company Equity Award” means an equity award granted under any Employee Incentive Plan of the Company.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Statements” has the meaning set forth in Section 3.04(a).

“Company Independent Petroleum Engineers” has the meaning set forth in Section 3.20(a).

“Company Insurance Policies” has the meaning set forth in Section 3.13.

“Company Interim Balance Sheet” has the meaning set forth in Section 3.04(a).

“Company Interim Balance Sheet Date” has the meaning set forth in Section 3.04(a).

“Company Interim Financial Statements” has the meaning set forth in Section 3.04(a).

“Company Intervening Event” means any fact, occurrence, effect, change, circumstance, event or development (“Effect”) that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Takeover Proposal, (ii) any Effect relating to the Parent or any of its Subsidiaries that does not amount to a Parent Material Adverse Effect (including any change in the price or trading volume of shares of Parent Common Stock).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound that are material to the business of the Company or any of its Subsidiaries and are not shrink-wrap, click-wrap, and similar licenses for commercially available off-the shelf software.

“Company IP Registrations” means all Intellectual Property of the Company or any of its Subsidiaries that is subject to any issuance, registration or application by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof;  (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.09(a).

“Company Preferred Unit” has the meaning set forth in Section 3.02(a).

“Company Restricted Unit” has the meaning set forth in Section 2.05(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Reserve Report” has the meaning set forth in Section 3.20(a).

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Company Units” means the Company Common Units and the Company Preferred Units.

“Company Voting Debt” has the meaning set forth in Section 3.02(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Consent” means any authorization, approval, consent, filing, notice, report, registration, ratification, permit, permission, waiver, or expiration of waiting periods.

“Continuing Employees” has the meaning set forth in Section 5.08(a).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral, including without limitation employment agreement and consulting agreements.

“CR Insurance Policy” means a contingent risk insurance policy meeting the requirements set forth in Exhibit G.

“Credit Facility Deliverables” has the meaning set forth in Section 6.03(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedules” means the Company Disclosure Schedules, the Parent Disclosure Schedules, and the Joint Disclosure Schedules.

“DLLCA” has the meaning set forth in the Recitals.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“Employee Incentive Plan” means any share or unit option plan, restricted share or unit plan, share or unit purchase plan, equity compensation plan, phantom equity or appreciation rights plan, incentive bonus plan or arrangement, or incentive award plan or arrangement, including without limitation, the Company 2018 LTIP, Parent Stock Option Plan, and the Parent 2018 LTIP.

“Encumbrance” means any liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options, community property interests, condition, equitable interest, lien (statutory or other), mortgage, easement, encroachment, right of way, right of first refusal, or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership capable of becoming any of the foregoing.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Claim” means any Legal Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs and each as amended): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq.; Migratory Bird Treaty Act of 1918, 16 U.S.C. §§ 703 through 712; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim or relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(b).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, the preparation, printing, filing, and mailing of the Proxy Statement/Prospectus and Form S-4, or in connection with regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement.

“Form S-4” has the meaning set forth in Section 3.19.

“GAAP” has the meaning set forth in Section 3.04(a).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Material” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws; including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Injection Wells” means all water, CO2, injection, saltwater disposal or other non-Hydrocarbon wells located the Oil and Gas Leases or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01(a) of the Company Disclosure Schedules; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01(b) of the Parent Disclosure Schedules; in each case, after due inquiry.

“Laws” means any federal, tribal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) other than Oil and Gas Leases under which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by a Person, but expressly excluding Oil and Gas Properties.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or formal dispute resolution.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.15(c).

“NYSE American” means the NYSE American stock exchange.

“Oil and Gas Leases” means all oil, gas and mineral leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all right, title and interest in (a) Oil and Gas Leases and other oil, gas, mineral, and similar properties of any kind and nature, including working, fee mineral interests, leasehold and mineral interests and operating rights and royalties, overriding royalties, non-participating royalty interests, production payments, net profit interests and other non-working interests and non-operating interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, production sharing agreements, participation agreements, development agreements, communitization agreements, division orders, transfer orders, mineral deeds, royalty deeds, term assignments or other similar agreements or instruments, surface interests, reversionary interests, reservations and concessions and (b) all Wells.

“Order” has the meaning set forth in Section 3.06.

“Owned Real Property” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by a Person, but expressly excluding the Oil and Gas Properties.

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Proxy Statement/Prospectus that is mailed to the Parent’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(c).

“Parent Balance Sheet Date” has the meaning set forth in Section 4.04(c).

“Parent Bylaw Amendment” has the meaning set forth in the Recitals.

“Parent Benefit Plan” has the meaning set forth in Section 4.16(a).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Bylaw Amendment” has the meaning set forth in the Recitals.

“Parent Charter Amendment” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Credit Facility” means that certain Amended and Restated Loan Agreement between Parent and Prosperity Bank, effective March 16, 2017.

“Parent Designated Director” has the meaning set forth in Section 1.07.

“Parent Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Parent Financial Advisor” means Roth Capital Partners, LLC.

“Parent Financial Statements” has the meaning set forth in Section 4.04(b).

“Parent Independent Petroleum Engineers” has the meaning set forth in Section 4.21(a).

 “Parent Insurance Policies” has the meaning set forth in Section 4.14.

“Parent Interim Balance Sheet” has the meaning set forth in Section 4.04(c).

“Parent Interim Balance Sheet Date” has the meaning set forth in Section 4.04(c).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound that are material to the business of Parent or any of its Subsidiaries and are not shrink-wrap, click-wrap, and similar licenses for commercially available off-the shelf software.

“Parent IP Registrations” means all Intellectual Property of the Parent or any of its Subsidiaries that is subject to any issuance, registration or application by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Parent 2018 LTIP” means that certain Tengasco, Inc. 2018 Stock Incentive Plan, dated August 24, 2018, as amended, supplement or replaced from time to time.

“Parent Intervening Event” means any Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Parent Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Takeover Proposal, (ii) any Effect relating to the Company or any of its Subsidiaries that does not amount to a Company Material Adverse Effect, or (iii) any change, in and of itself, in the price or trading volume of shares of Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), constitute a Parent Intervening Event.

“Parent Material Contracts” has the meaning set forth in Section 4.10(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Parent and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof, (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), or other force majeure events; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso);  (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent PPP Loan” means that certain Small Business Administration Loan (number 29622773-10), between Parent and Prosperity Bank, dated May 1, 2020.

“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent Reserve Report” has the meaning set forth in Section 4.21(a).

“Parent Restricted Share” means a share of Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under the Parent Stock Option Plan.

“Parent Stock Option Plan” that certain Tengasco, Inc. Stock Option Plan, dated October 24, 2000, as amended, supplement or replaced from time to time.

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval and adoption of this Agreement and the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“Permits” has the meaning set forth in Section 3.05(c).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permitted Encumbrances” means:

(a)          to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first offer or refusal, tag rights, drag rights, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents, organizational documents and other similar agreements and documents;

(b)       contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate Legal Action and for which adequate reserves have been established on the financial statements of the Company or Parent, as applicable, in accordance with GAAP;

(c)         Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Parent Reserve Report, as applicable;

(d)        Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, on the value, use or operation of the property encumbered thereby;

(e)          such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;

(f)         all easements, conditions, covenants, restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g)          any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any indebtedness that will be paid off in connection with Closing);

(h)          Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(i)          Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(j)          Encumbrances arising under the Company Credit Facility; or

(k)          other liens or encumbrances that have not had, and would not have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Production Burdens” means any royalties (including lessor’s and non-participating royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement/Prospectus” has the meaning set forth in Section 4.20.

“Qualified Benefit Plan” has the meaning set forth in Section 3.15(c).

“Qualified Person” means any person making an unsolicited Takeover Proposal that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Takeover Proposal has not resulted from a breach by Parent of its obligations under Section 5.04.

“Recommendation Change Notice” has the meaning set forth in Section 5.04(c).

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Real Property” means the Owned Real Property and the Leased Real Property.

“REP 2021 LTIP” means that certain Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan to be adopted by Parent at the Effective Time of the Merger, substantially in the form set forth on Exhibit E attached hereto.

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Merger Sub Vote” has the meaning set forth in Section 4.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.03(c).

“Shell Company” has the meaning set forth in Section 4.05.

“Specified Time” means the earliest to occur of (a) the Effective Time, (b) the date on which the Requisite Parent Vote is received for the approval and adoption of this Agreement, the Merger, the Parent Stock Issuance, the Parent Charter Amendment, the Parent Bylaw Amendment, and the REP 2021 LTIP, and (c) the time at which this Agreement is terminated in accordance with the terms hereof.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Award Agreement ” has the meaning set forth in Section 2.05(a).

“Superior Proposal” means, with respect to Parent, any bona fide, unsolicited written Takeover Proposal (with all references to “twenty-five percent (25%)” in the definition of Takeover Proposal being treated as references to “fifty percent (50%)” for these purposes), (a) on terms which the Parent Board determines in its good faith judgment to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation) that the board of directors of such party determines to be relevant, and (b) is reasonably capable of being completed on the terms proposed without unreasonable delay.

“Surviving Company” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 25% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 25% or more of such party’s and its Subsidiaries’ net revenues on a consolidated basis are attributable; (b) direct or indirect acquisition of 25% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 25% or more of the consolidated net revenues or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 25% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 25% or more of the consolidated net revenues or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 25% or more of the consolidated net revenues or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” has the meaning set forth in Section 3.16(b).

“Wells” means all oil, gas or other Hydrocarbon wells, whether awaiting spud, drilling, awaiting completion, awaiting pipeline connection or first sales, producing, operating, shut-in, inactive or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries.

Section 8.02        Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedules.

(b)         The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.03       Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04       Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05       Submission to Jurisdiction. Each of the Parties irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07        Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Tengasco, Inc. 8000 E. Maplewood Ave., Suite 130 Greenwood Village, CO 80111 Attention: Michael J. Rugen Cary V. Sorensen Email: mrugen@tengasco.com csorensen@tengasco.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, CO 80202 Attention: Kristin L. Lentz Email: kristin.lentz@dgslaw.com

If to the Company, to:	Riley Exploration – Permian, LLC 29 E. Reno, Suite 500 Oklahoma City, OK 73104 Attention: Bobby D. Riley Kevin Riley Email: bobby@rileypermian.com kevin@rileypermian.com

with a copy (which will not constitute notice to the Company) to:	di Santo Law PLLC 170 Christopher Street New York, NY 10014 Attention: Beth A. di Santo Email: bdisanto@disantolaw.com

Section 8.08        Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Disclosure Schedules, and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.09       No Third-Party Beneficiaries. Except as provided in Section 5.10 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the Parties and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12        Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13        Specific Performance.

(a)         The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

(b)        Each Party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each Party to this Agreement will have received counterparts signed by all of the other Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RILEY EXPLORATION – PERMIAN, LLC

By:	/s/ Kevin Riley

Printed Name: Kevin Riley

Title: President & Interim CFO

TENGASCO, INC.

By:	/s/ Michael J. Rugen

Printed Name: Michael J. Rugen

Title: CFO and Interim CEO

ANTMAN SUB, LLC

By:	/s/ Michael J. Rugen

Printed Name: Michael J. Rugen

Title: President